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                                   EXHIBIT 16
               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATION

                               GRANUM VALUE FUND

1. Initial (May 1, 1997) Net Asset Value = 20.00

2. Number of hypothetical shares purchased = $1,000 divided by $20.00 = 50 shares

3. Amount of dividends = 0

4. Fees charged to shareholder accounts = 0

5. Ending (October 31, 1997) Net Asset Value = $23.39

6. Ending Redeemable value of hypothetical investment = 50 X $23.39 = $1,169.50

7. Total Return = ($1,169.50 - $1,000) divided by $1,000 = + 16.95%